Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Calvert Variable Products, Inc.
Calvert Variable Series, Inc

We consent to the use of our report dated February 24, 2010, with respect to the financial statements of the Calvert VP Balanced Index Portfolio, a series of Calvert Variable Products, Inc. and the Calvert VP SRI Balanced Portfolio, a series of Calvert Variable Series, Inc., as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 27, 2011